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                                                                       EXHIBIT 5

                             JOINT FILING AGREEMENT


         This will confirm the agreement by and among all of the undersigned that the Schedule 13D filed on or about this date with respect to the beneficial ownership of the undersigned of Common Stock of Shaw Industries, Inc. is being, and any and all amendments to such Schedule 13D may be, filed on behalf of the undersigned by Berkshire Hathaway Inc.

Dated:   October 30, 2000


BERKSHIRE HATHAWAY INC.                      WARREN E. BUFFETT



By: /s/ Warren E. Buffett                    /s/ Warren E. Buffett
    --------------------------------         ----------------------------------
    Warren E. Buffett
    Chairman of the Board


SII ACQUISITION, INC.



By: /s/ Warren E. Buffett
    --------------------------------
    Warren E. Buffett
    Chief Executive Officer